Exhibit 99.1

BPZ Energy Provides Albacora Field Update

HOUSTON, TX ‒ April 22, 2015 ‒ BPZ Energy (OTC: BPZRQ), (the Company), an independent oil and gas exploration and production company, continues to operate under provisions of Chapter 11 of the United States Bankruptcy Court Code while it seeks additional financing.

At offshore Block Z-1, the Albacora A-22D well was drilled to a measured depth of 13,730 feet. The well tested water with no oil shows from the three targeted zones which are productive in the main part of the field. These results establish the southeastern extent of the field. A reinterpretation of all Albacora well and seismic data is underway to further update the field’s geologic model.

A workover has begun on the Albacora A-27D well to perforate additional untested zones. This is expected to optimize production in the well, and also provide additional data for further evaluation of the deeper Zorritos reservoirs.

Block Z-1 production from the Corvina and Albacora fields for April has averaged 4,325 barrels of oil per day (bopd) gross, or 2,206 bopd net to BPZ Energy.

Cautionary Statements Regarding Bankruptcy Proceedings

The Company’s security holders are cautioned that trading in the Company’s securities during the pending Bankruptcy Case will be highly speculative and will pose substantial risks. Trading prices for the Company’s securities may bear little or no relationship to the actual recovery, if any, by holders thereof in the Company’s Bankruptcy Case. Accordingly, the Company urges extreme caution with respect to existing and future investments in its securities.

A plan of reorganization or liquidation may result in holders of the Company’s capital stock receiving little or no distribution on account of their interests and cancellation of their existing stock. If certain requirements of the Bankruptcy Code are met, a Chapter 11 plan of reorganization can be confirmed notwithstanding its rejection by the Company’s equity security holders and notwithstanding the fact that such equity security holders do not receive or retain any property on account of their equity interests under the plan. Please visit www.bpzenergy.com and www.kccllc.net/bpz for more information.

Forward Looking Statement

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on the Company’s expectations about itself, its properties, its estimates of required capital expenditures and its industry. You can identify these forward-looking statements when you see the Company using words such as “will,” “expected,” "estimated,” and "prospective," and other similar expressions. These forward-looking statements involve risks and uncertainties.

The Company’s actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include: the outcome and impact on its business of the proceedings under Chapter 11 of the Bankruptcy Code; the availability and access, in general, of funds to fund its operations and necessary capital expenditures, either through cash on hand, cash flows from operating activities, further borrowings and alternative financing sources and, in particular, its ability to fund debt obligations; the outcome of its discussions with certain note holders regarding restructuring its bonds; its ability to repay debt prior to or when it becomes due and/or successfully access the capital or credit markets to refinance that debt through new issuances, exchange offers or otherwise, including restructuring its balance sheet and leverage position, especially given recent volatility and disruption in the oil and gas industry; successful operation of its new platform in Corvina; the success of its project financing efforts; accuracy of well test results; results of seismic testing and well refurbishment efforts; successful production of indicated reserves; satisfaction of well test period requirements; successful installation of required permanent processing facilities; receipt of all required permits; the successful management of its capital expenditures; and other normal business risks. The Company undertakes no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Cautionary Statement Regarding Certain Information Releases

The U.S. Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only "reserves" that a company anticipates to be economically producible by application of development projects to known accumulations, and there exists or is a reasonable expectation there will exist, the legal right to produce, or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

The Company is aware that certain information concerning its operations and production is available from time to time from Perupetro, an instrumentality of the Peruvian government, and the Ministry of Energy and Mines ("MEM"), a ministry of the government of Peru. This information is available from the websites of Perupetro and MEM and may be available from other official sources of which the Company is unaware. This information is published by Perupetro and MEM outside the control of the Company and may be published in a format different from the format used by the Company to disclose such information, in compliance with SEC and other U.S. regulatory requirements.

Additionally, the Company’s joint venture partner in Block Z-1, Pacific Rubiales Energy Corp. (“PRE”), is a Canadian public company that is not listed on a U.S. stock exchange, but is listed on the Toronto (TSX), and Bolsa de Valores de Colombia (BVC) exchanges. As such PRE may be subject to different information disclosure requirements than the Company. Information concerning the Company, such as information concerning energy reserves, may be published by PRE outside of the Company’s control and may be published in a format different from the format the Company uses to disclose such information, incompliance with SEC and other U.S. regulatory requirements.

The Company provides such information in the format required, and at the times required, by the SEC and as determined to be both material and relevant by management of the Company. The Company urges interested investors and third parties to consider closely the disclosure in its SEC filings, available from the Company at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov.

About BPZ Energy

BPZ Energy, which trades as BPZ Resources, Inc. under ticker symbol BPZRQ on the OTC marketplace, is an independent oil and gas exploration and production company with license contracts covering 1.9 million net acres in four blocks located in northwest Peru. The Company holds a 51% working interest in Offshore Block Z-1, which it is developing in partnership with Pacific Rubiales Energy Corp. The Company also holds 100% working interests in Blocks XIX, XXII and XXIII onshore. In southwest Ecuador, the Company owns a non-operating net profits interest in a producing property. Please visit www.bpzenergy.com and www.kccllc.net/bpz for more information.

###

Contact:

A. Pierre Dubois

Director, Investor Relations & Corporate Communications

1-281-752-1240

pierre_dubois@bpzenergy.com